150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160018662-22
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/15/2016 8:00 AM
	Entity Number E0754082007-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

SMACK SPORTSWEAR

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SMACK SPORTSWEAR

CONTINUED ON NEXT SIX (6) PAGES

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SMACK SPORTSWEAR

1. **Designation**. The designation of the series of preferred stock created hereby shall be "Series A Convertible Preferred Stock" (the "**Series A Convertible Preferred Stock**") and the number of shares constituting the Series A Convertible Preferred Stock shall be 1,000,000 shares, par value $0.001 per share.

2. **Conversion**. The holders of Series A Convertible Preferred Stock shall have the following conversion rights (the "**Conversion Rights**"):

a. Optional Conversion. Subject to and in compliance with this Section 2, at any time on or after the issuance of the Series A Convertible Preferred Stock, each holder of Series A Convertible Preferred Stock may convert such shares of Series A Convertible Preferred Stock into fully paid, nonassessable shares of Common Stock at a conversion rate calculated by multiplying the number of shares of Series A Convertible Preferred Stock to be converted by one hundred (100) (a "**Conversion**").

b. Mechanics of Conversion. The Conversion of Series A Convertible Preferred Stock shall be conducted in the following manner:

i. Holder's Delivery Requirements. To convert Series A Convertible Preferred Stock into full shares of Common Stock on any date (a "**Conversion Date**"), the holder thereof shall (A) transmit by facsimile (or otherwise electronically deliver), for receipt on or prior to 5:00 p.m., Nevada time on such date, a copy of the completed and fully executed notice of conversion in the form attached hereto as Exhibit 1 (the "**Conversion Notice**"), to the corporation, and (B) surrender to the corporation or its Transfer Agent (as defined below) as soon as practicable but no later than the second 2nd business day after the Conversion Notice is received by the corporation the original certificates (if certificated) representing the shares of Series A Convertible Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "**Preferred Stock Certificates**") and the originally executed Conversion Notice.

ii. Corporation's Response. Upon receipt by the corporation of a facsimile or electronic copy of a Conversion Notice, the corporation shall send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder. The corporation or its designated transfer agent (the "**Transfer Agent**"), as applicable, shall, within three (3) business days following the date of such receipt, issue and deliver to the holder one or more certificates in the name of the holder or its designees representing the number of shares of Common Stock to which the holder shall be entitled as specified in the Conversion Notice.

iii. Converted Common Stock Held in Book-Entry Form. If the holder specifies in the Conversion Notice that instead of receiving certificates representing Common Stock as described above, the holder prefers to receive the shares due of Common Stock upon conversion in book-entry form, then instead of issuing such certificates, the Transfer Agent shall issue and deliver to the Depository Trust Corporation ("**DTC**") account on the holder's behalf, via the Deposit Withdrawal Agent Commission System ("**DWAC**"), registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled, according to instructions received in the Conversion Notice. If the number of shares of Series A Convertible Preferred Stock represented by the Preferred Stock Certificate(s) submitted by a holder for conversion is greater than the number of shares of Series A Convertible Preferred Stock being converted, then the corporation shall, as soon as practicable and in no event later than ten (10) business days after receipt of the Preferred Stock Certificate(s) and at the corporation's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Convertible Preferred Stock not then converted.

iv. Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

3. **Voting Rights**. The holders of shares of Series A Preferred Stock shall be entitled to the following voting rights:

a. Holders of the Series A Convertible Preferred Stock shall vote on an "as converted" basis, together with the Common Stock, as a single class, in connection with any proposal submitted to the corporation's stockholders, except as required by the Nevada Revised Statutes.

b. Whenever holders of Series A Convertible Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to the number of votes equal to one hundred (100) shares of Common Stock.

4. **No Impairment**. The corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation, its by-laws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be

necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment.

5. **Protective Provisions**. So long as any shares of Series A Convertible Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval by vote or written consent of all the holders of then outstanding shares of Series A Convertible Preferred Stock, voting as a separate class:

a. Amendment of any Articles of Incorporation, certificate of designation or by-laws or other constitutional documents of the corporation that adversely affect the Series A Convertible Preferred Stock;

b. Issuance of any securities and reclassification of any outstanding securities of the corporation;

c. Any merger or consolidation of the corporation with one or more other corporations in which the shareholders of the corporation immediately afater such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation;

d. The liquidation or dissolution of the corporation and any termination or material modification of the corporation's subsidiaries;

e. Acquisitions, divestments or disposals where the aggregate consideration, in one transaction or a series of related transactions, exceeds $1,000,000;

f. Any material change to the nature of the business and strategic direction of the corporation;

g. Incurrence of any capital expenditures for any project which exceeds $1,000,000;

h. Incurrence of any new indebtedness which exceeds $1,000,000;

i. Entering any new related-party transactions or a series of related-party transactions within any 12-month period, contracts and arrangements which exceed $1,000,000 in consideration; and

j. Any payments outside the ordinary course of business and any payment of dividends.

6. **No Charge for Conversion**. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Convertible Preferred Stock shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

7. **Return of Status as Authorized Shares**. Upon a Conversion or any other redemption or extinguishment of the Series A Convertible Preferred Stock, the shares

converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of Series A Convertible Preferred Stock) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 11th day of January, 2016

SMACK SPORTSWEAR

By: ______________________

Name: Doug Samuelson

Title: President

EXHIBIT 1

Conversion Notice

In accordance with and pursuant to that certain Certificate of Designation of Series A Convertible Preferred Stock of Smack Sportswear, a Nevada corporation (the "**Corporation**"), the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "**Preferred Shares**"), of the Corporation, indicated below into shares of Common Stock, par value $0.001 per share (the "**Common Stock**"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of the Preferred Stock specified below as of the date specified below.

Date of conversion:____________________

Number of Preferred Shares to be converted:________________________

Stock certificate number of the Preferred Shares to be converted:____________________

Please confirm the following:

Number of shares of Common Stock to be issued:____________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the holder on the date of conversion:______________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:_____________________________

Facsimile No:________________________

E-mail Address:______________________

Authorization:________________________
By:_________________________________
Title:_______________________________

Dated:______________________________